For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	June 26, 2026
For Immediate Release

HOME BANCORP, INC. ANNOUNCES SEPARATION OF
CHIEF EXECUTIVE OFFICER AND PRESIDENT ROLES

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), announced that its Board of Directors has approved the separation of the roles of Chief Executive Officer and President as part of the Company’s ongoing focus on management succession, leadership alignment, operational execution and long-term growth. Effective July 1, 2026, John W. Bordelon will continue to serve as Chief Executive Officer for the Company and Bank and Darren E. Guidry, currently serving as Chief Risk Officer, has been promoted to President of the Company and Bank. In connection with his promotion, Mr. Guidry will relinquish the position of Chief Risk Officer of the Bank.

The separation of the roles is designed to enhance the Company’s leadership structure by allowing the Chief Executive Officer, to remain focused on overall corporate strategy, capital planning, and shareholder relations, while the President will lead day to day business operations and execution of the Company’s strategic priorities. In his new role, Mr. Guidry will work closely with the executive leadership team to drive performance across the organization while maintaining a strong discipline in credit quality, risk management, and customer service.

Darren E. Guidry has served as Chief Risk Officer since October 2022 and prior thereto as Chief Credit Officer for the Bank since October 2013 and Chief Lending Officer for the Bank since 1993. He has played a key role in strengthening the Company’s credit discipline and enterprise risk oversight. During his tenure, he has assisted in a balanced approach for growth and risk management, supporting the strategic objectives and reinforcing its commitment to long-term shareholder value.

“Darren Guidry is a highly respected leader with deep knowledge of our business, strong commitment to our customers, employees, shareholders and communities,” said John W. Bordelon, Chairman of the Board, President and CEO. “By separating the roles of CEO and President, we are creating a leadership structure that will support our next phase of growth while preserving strong strategic and operational focus.”

“I am humbled and honored to serve as President and to continue partnering with John Bordelon and the rest of our leadership team,” said Darren E. Guidry. "We have a strong foundation and an exceptionally talented team. I look forward to executing our priorities and building on the momentum created under Mr. Bordelon’s guidance.”

About Home Bancorp

Home Bancorp is a Louisiana corporation that became the holding company for Home Bank N.A. in October 2008 upon Home Bank’s mutual to stock conversion. Home Bank is a federally chartered, community-oriented bank which was originally organized in 1908 and is headquartered in Lafayette, Louisiana. Home Bank, N.A., founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish and is headquartered in Lafayette, Louisiana. We have expanded to serve markets in South Louisiana, Natchez, Mississippi, and the Greater Houston area.

2